Exhibit 10.1

second aMENDMENT TO, and termination of, office LEASE AGREEMENT

THIS SECOND AMENDMENT TO, AND TERMINATION OF, OFFICE LEASE AGREEMENT (this “Amendment”) is made as of July 21, 2022 (the “Effective Date”) by and between COLUMBIA REIT – 116 HUNTINGTON, LLC, a Delaware limited liability company (“Landlord”), and IMARA INC., a Delaware corporation (“Tenant”).

RECITALS

R.1.Landlord and Tenant entered into that certain Office Lease Agreement dated as of May 20, 2019 (the "Original Lease"), as amended pursuant to that certain First Amendment to Office Lease Agreement dated as of June 8, 2021 (the “First Amendment” and, together with the Original Lease, hereinafter referred to as the “Lease”).

R.2.Pursuant to the Lease, Landlord currently is leasing to Tenant and Tenant currently is leasing from Landlord certain office space (the “Premises”) containing nine thousand two hundred thirty-six (9,236) square feet of rentable area, located on a portion of the sixth (6th) floor of that certain building located at 116 Huntington Avenue, Boston, Massachusetts 02116 (the “Building”), as more particularly described in the Lease.

R.3.The term of the Lease (the “Term”) currently is scheduled to expire on March 31, 2027 (the “Expiration Date”).

R.4.Tenant has requested an early termination of the Term, and Landlord has agreed to such early termination subject to, and in accordance with the terms hereof.  Accordingly, Landlord and Tenant now desire to amend the Lease to provide for the early termination of the Term and the surrender of the Premises by Tenant to Landlord as of the Termination Date (as defined in Section 2 below), and otherwise amend the Lease, all subject to and in accordance with the terms and conditions set forth in this Amendment.

R.5.Except as otherwise defined herein, all terms and phrases used in this Amendment that are defined in the Lease shall have the same meaning as set forth in the Lease. In the event of any conflict between the Lease and this Amendment, the terms of this Amendment shall control.

COVENANTS

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.Recitals. The foregoing Recitals are true and correct and are incorporated herein by this reference.

2.Termination.  Notwithstanding anything contained in the Lease to the contrary, and subject to the terms and conditions set forth in this Amendment, the Term of the Lease with respect to the entire Premises shall terminate as of the Termination Date (as such term is defined in Section 5 below).  Immediately on the Termination Date, (a) the Lease shall automatically terminate, with no further action necessary, and neither party shall have any further obligations under the Lease, except for those liabilities and obligations which survive termination or earlier expiration of the Lease (as amended hereby) as expressly set forth in Section 25.18 of the Original Lease, and (b) Tenant shall have surrendered all of Tenant’s right, title and interest under the Lease in and to the Premises, together with any and all alterations, fixtures and improvements thereto.  For clarification purposes, Tenant shall remain liable for all obligations of Tenant under the Lease until the Termination Date.  Tenant acknowledges and agrees that, as of the Termination Date, Tenant shall have no further right or interest in and to the Premises and Tenant hereby waives any right Tenant may have under the Lease, at law, in equity, or otherwise, to re-enter or repossess the Premises.

3.Vacation and Surrender.

(a)Tenant shall vacate and surrender the Premises to Landlord on or prior to the Termination Date as if such Termination Date were the original expiration date of the Term set forth in the Lease, provided that: (i) Landlord acknowledges and agrees that, as of the Effective Date, the condition of the Premises satisfies the surrender obligations set forth in Section 8.1 of the Original Lease and (ii) Landlord waives the requirement that Tenant remove Personal Property and Cabling as set forth in Section 9.3 of the Original Lease, and acknowledges that Tenant has agreed to convey certain Personal Property and Cabling, to the new tenant of the Premises (the “New Tenant”) pursuant to a separate agreement between Tenant and New Tenant.  Tenant acknowledges and agrees that as of the Termination Date, Tenant shall have no further right to the Personal Property and Cabling remaining in the Premises, and the same shall be deemed abandoned and surrendered with the Premises (subject to Tenant’s conveyance of the same to the New Tenant as provided above).

(b)Tenant understands and acknowledges that (i) Landlord has entered into (or will enter into) a new lease for the  Premises with New Tenant, which new lease shall commence on or shortly after the day after the Termination Date, (ii) failure to vacate and surrender the Premises to Landlord free of any sublease or other occupancy agreement, and in the condition required pursuant to the Lease, and the terms and conditions of this Amendment, on or before the Termination Date, will result in Landlord incurring substantial liability and/or lost profits, and (iii) if Tenant fails to so vacate and surrender the entire Premises on or before the Termination Date, then it will be conclusively presumed that the value to Tenant of remaining in possession, and the loss that will be suffered by Landlord as a result thereof, far exceed the Rent and additional charges that would have been payable had the Term continued with respect to the Premises during such holdover period.  Accordingly, notwithstanding anything to the contrary contained in Section 22.1 of the Original Lease, or any other provision of the Lease, (1) Tenant shall be deemed to be a tenant-at-sufferance, with respect to the Premises, at the then-fully escalated Base Rent and additional rent for the first ten (10) business days of any such holdover, and thereafter, at two hundred percent (200%) of the then fully escalated Base Rent and additional rent; and (2) Landlord shall be entitled to pursue any and all of Landlord’s rights and remedies available under the Lease (including, without limitation, those contained in Article XIX of the Original Lease), at law, in equity, or otherwise; provided that consequential damages shall be available only if the holdover persists for more than fifteen (15) days.  Such holdover payments shall be computed by Landlord on a daily basis and shall be due and payable upon demand until the entire Premises is so vacated and surrendered.  Landlord’s acceptance of any such payment shall not affect Landlord’s other rights and remedies, including Landlord’s right to evict Tenant and recover damages. Tenant certifies that no representative or agent of Landlord (nor its counsel) has represented to Tenant, expressly or otherwise, that Tenant shall have any right whatsoever to remain in the Premises after the Termination Date. Tenant acknowledges that (i) Tenant is fully aware of the existence of the Termination Date, (ii) Tenant has read and fully reviewed this Amendment, (iii) Tenant has had a reasonable opportunity to review this Amendment with counsel of its choice, and (iv) Tenant’s covenant to vacate the Premises by the Termination Date constitutes an independent agreement and covenant of Tenant which shall survive the invalidation of all or any portion of the remainder of this Amendment.

4.Termination Fee.    In consideration for Landlord’s agreement to terminate the Lease pursuant to this Amendment, and in full satisfaction of Tenant’s remaining financial obligations under Article 4 and Article 5 the Original Lease (as amended by the First Amendment), Tenant shall pay to Landlord, a termination fee (the “Termination Fee”) in the amount of Three Hundred Fifteen Thousand Dollars ($315,000.00) which shall be payable as set forth below.  Tenant acknowledges that timely payment of the Termination Fee is a material term of this Amendment and is a condition precedent to the occurrence of the Termination Date.

(a)Pursuant to Article XI of the Original Lease, as amended pursuant to Section 6 of the First Amendment, Landlord is currently holding a Security Deposit in the form of a letter of credit in the amount of One Hundred Seventy-Five Thousand Dollars ($175,000.00) (the “Letter of Credit”).  Tenant hereby acknowledges and agrees that, notwithstanding anything to the contrary in Section 11.1 of the Lease, Landlord shall have the right to immediately draw on the Letter of Credit and apply proceeds of the Letter of Credit in full towards the Termination Fee as of the Effective Date.  For clarity, upon application of the Letter of Credit in full towards the Termination Fee, Tenant shall have no obligation to restore the security deposit to the original Security Deposit Amount (notwithstanding Section 11.1 of the Lease) or provide any additional security deposit.

(b)Tenant shall pay to Landlord, within two (2) business days of the Effective Date (time being of the essence) an amount equal to the remainder of the Termination Fee (i.e., One Hundred Forty Thousand Dollars ($140,000.00)).  Notwithstanding the foregoing, in the event that, for any reason, Landlord is not able to draw on the Letter of Credit in full, then Tenant shall pay the entire Termination Fee (or any applicable remaining amount) to Landlord within two (2) business days after Landlord notifies Tenant of the same.

(c)Notwithstanding anything to the contrary herein, in the event Landlord is required to refund or return all or any portion of the Termination Fee for any reason other than a termination by Landlord under Section 5 of this Amendment, Landlord shall be entitled to pursue any and all claims it may have against Tenant for amounts due under the terms of this Amendment, and as otherwise may exist in law or equity, less any amount paid by Tenant to Landlord as part of the Termination Fee that Landlord is not required to refund or return, and the statute of limitations on any such claims shall be tolled between the date of this Amendment and the date any refund or return of any Termination Fee shall be made.

5.Conditions Precedent.  Tenant understands and acknowledges that Landlord intends to enter into a lease with New Tenant for the Premises, and that the execution and delivery of such lease is a condition precedent to the occurrence of the Termination Date and Landlord’s agreement to terminate this Lease in accordance with the terms hereof.  Accordingly, the “Termination Date” shall be the date that is five (5) days following the date that Landlord notifies Tenant in writing that Landlord and New Tenant have executed a lease (the “New Lease”), acceptable to Landlord in its sole and absolute discretion, for the Premises.  Notwithstanding the foregoing, Landlord shall have the right to terminate this Amendment by providing Tenant with written notice thereof at any point between the Effective Date and the Termination Date.  In the event (i) the Termination Date does not occur on or prior to the date that is thirty (30) days following the Effective Date, or (ii) Landlord so elects to terminate this Amendment in accordance with the prior sentence, then this Amendment shall be deemed automatically null and void, and Landlord shall continue to hold the Letter of Credit proceeds as cash Security Deposit pursuant to the terms of the Lease, and shall, within two (2) business days following the Outside Termination Date, or the date it provides such termination notice, return to Tenant the remainder of the Termination Fee paid by Tenant pursuant to Section 4(b).  Notwithstanding anything to the contrary set forth above, Tenant shall have the right to replace said cash Security Deposit with a letter of credit in accordance with the terms of Section 11.3 of the Original Lease, and Landlord shall return to Tenant the cash Security Deposit within two (2) business days following Landlord’s receipt of such letter of credit.

6.Brokerage. Landlord and Tenant each warrants to the other that in connection with this Amendment it has not employed or dealt with any broker, agent or finder, which could form the basis of any claim by any such broker, agent or finder for a brokerage fee or commission, finder’s fee, or any other compensation of any kind or nature. No commission is due by Landlord in connection with this Amendment.  Landlord and Tenant shall each indemnify and hold the other harmless from and against any claim for brokerage or other commissions, or for a lien under any applicable broker’s lien law, asserted by any broker, agent or finder employed by either party or with whom either party has dealt.  For the avoidance of doubt, Tenant shall have no liability for any brokerage fees or commissions that may be owed in connection with the New Lease.  Landlord’s and Tenant’s indemnities set forth in this Section shall survive the expiration or earlier termination of the term of the Lease.

7.Ratification. Except as otherwise expressly modified by the terms of this Amendment, the Lease shall remain unchanged and continue in full force and effect until the Termination Date. All terms, covenants and conditions of the Lease not expressly modified herein are hereby confirmed and ratified and remain in full force and effect until the Termination Date, and, as further amended hereby, until the Termination Date constitute valid and binding obligations of Landlord and Tenant (as applicable) enforceable according to the terms thereof.

8.Confidentiality.  The provisions of Section 25.26 of the Lease shall be deemed to extend to this Amendment, in addition to the Lease (the parties hereby acknowledging that disclosure of the existence of the Lease and this Amendment may be permitted, and disclosure shall be permitted to the extent required by the SEC or any other governmental authority).

9.Authority. Tenant and each of the persons executing this Amendment on behalf of Tenant hereby covenants and warrants that Tenant is a duly organized, authorized and existing Delaware corporation in good standing under the laws of the State of Delaware and authorized to transact business in the Commonwealth of Massachusetts, that Tenant has full right and authority to enter into this Amendment, and that the person signing on behalf of Tenant is authorized to do so.  Landlord hereby covenants and warrants that Landlord is a duly organized, authorized and existing Delaware limited liability company and is in good standing under the laws of the State of Delaware and Commonwealth of Massachusetts, that Landlord has full right and authority to enter into this Amendment, and that the person signing on behalf of Landlord is authorized to do so on behalf of Landlord.

10.Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be an original, but all of which shall constitute one and the same Amendment.  Faxed signatures or signatures sent electronically in Docusign or Adobe PDF format shall have the same binding effect as original signatures, and a faxed Amendment or Amendment sent electronically in Docusign or Adobe PDF format containing the signatures (original, faxed or in Docusign or Adobe PDF format) of the parties shall be binding.  This Amendment may be signed by Landlord or Tenant (as applicable) with an electronic signature or signature stamp, which electronic signature or signature stamp shall have the same binding effect as if it were an original signature.

11.Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to its conflicts of law rules and principles.

12.Miscellaneous.  This Amendment contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, negotiations, letters of intent, proposals, representations, warranties, understandings and discussions between the parties.  No representations, inducements or agreements, oral or in writing, between the parties not contained in this Amendment shall be of any force or effect.  If any part of this Amendment is illegal or unenforceable, such part or parts of this Amendment shall be of no force or effect, and this Amendment shall be treated as if such part or parts had not been inserted.  Except as otherwise provided herein, the terms and conditions of this Amendment shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors or assigns; provided however, the foregoing shall not be deemed to amend the assignment and subletting provisions in the Lease.  Landlord and Tenant each hereby covenant and agree that each and every provision of this Amendment has been jointly and mutually negotiated and authorized by both Landlord and Tenant, and in the event of any dispute arising out of any provision of this Amendment, Landlord and Tenant do hereby waive any claim of authorship against the other party.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment under seal as of the date first above written.

LANDLORD:

COLUMBIA REIT – 116 HUNTINGTON, LLC, a Delaware limited liability company

By:	Columbia Property Trust Operating Partnership, L.P., a Delaware limited partnership, its sole member

	By:	Columbia Property Trust Inc., a Maryland corporation, its general partner

		By:	/s/ David Cheikin

		Name:	David Cheikin

		Title:	Senior Vice President

TENANT:

IMARA INC., a Delaware corporation

By:	/s/ Michael Gray

Name:	Michael Gray

Title:	CFO/COO

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